SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                        MICRO COMPONENT TECHNOLOGY, INC.
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             (Exact name of registrant as specified in its charter)

                                    Minnesota
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          (State or other jurisdiction of incorporation or organization

                                   41-0985960
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                      (I.R.S. Employer Identification No.)

                             2340 West County Road C
                             St. Paul, MN 55113-2528
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                    (Address of Principal Executive Offices)

                           Incentive Stock Option Plan
               Former Aseco Corp. 1986 Incentive Stock Option Plan
                   Former Aseco Corp. 1993 Omnibus Stock Plan
         Former Aseco Corp. 1993 Non-Employee Director Stock Option Plan
             Consulting Agreements with Former Aseco Corp. Officers
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                            (Full title of the plan)

                            Roger E. Gower, President
                        Micro Component Technology, Inc.
                             2340 West County Road C
                             St. Paul, MN 55113-2528
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                     (Name and address of agent for service)

                                 (612) 697-4020
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          (Telephone number, including area code, if agent for service)

                                   -----------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                          Proposed         Proposed
Title of                                  Maximum          Maximum
Securities to be      Amount to be        Offering Price   Aggregate            Amount of
Registered            Registered          Per Share(1)     Offering Price(1)    Registration Fee
----------------------------------------------------------------------------------------------
Common Stock          1,742,000 shares    $7.688           $13,392,496          $3,723.11
($.01 par value)
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, the price per share is the average of the high and low prices on January 28, 2000.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         Incorporated by reference into the registration statement are the following: (a) the Company's latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act") or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed; (b) all other reports filed pursuant to
Section 13(a) or 15(d) of the Act since the end of the fiscal year covered by the document referred to in (a) above; (c) the description of the Company's common stock which is contained in a registration statement filed under the Act including any amendment or report filed for the purposes of updating such description. In addition, all documents filed subsequently by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the registration statement and to be a part thereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VII, Section 1, of the Bylaws of the Company provides that each director, officer, employee or agent shall be fully indemnified by the corporation in the manner and to the extent provided by Minnesota law. Minnesota Statutes, Section 302A.521, generally requires a corporation to indemnify its directors, officers, employees or agents against judgments, penalties, fines and expenses, including attorneys' fees, incurred in connection with their official capacities, provided that such person (i) has not been indemnified by another with respect to the same matter, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) had no reasonable cause to believe that his conduct was unlawful and (v) reasonably believed that his conduct was in the best interests of the corporation.

         Article VII, Section 1, of the Bylaws of the Company also authorizes the corporation to purchase insurance to cover its directors, officers, employees and agents for claims asserted against them in their official capacities.

         The Company has purchased officers' and directors' liability insurance. The policy provides that the insurer will pay, on behalf of the Company, 100 percent of any amount the Company is required or permitted to pay to indemnify directors and officers due to a claim against such director or officer for errors, omissions, misstatements, misleading statements, negligence, or breach of duty while acting in their official capacities, or asserted against them solely by reason of their office, with certain exclusions. The insurer will pay a maximum of $5,000,000 pursuant to this policy, and will only make payment to the extent such damages exceed $50,000 or $150,000, depending upon the nature of the claims.

         Article 10 of the Articles of Incorporation of the Company provides that a director of the corporation shall have no liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, to the fullest extent permitted by Minnesota law. Minnesota Statutes, Section 302A.251, subd. 4, provides that a director is not liable to a corporation or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which the director derived an improper personal benefit; (4) for payments in violation of the provisions of Section 302A.559 of the Minnesota Business Corporation Act, as it may be amended from time to time; or (5) for any purchase or sale of securities in violation of Section 80A.23 of the Minnesota Securities Act, as it may be amended from time to time.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

         4A. Incentive Stock Option Plan, as amended through September 27, 1999 (filed herewith).

         4B. Former Aseco Corp. 1986 Incentive Stock Option Plan (filed herewith).

         4C.      Former Aseco Corp. 1993 Omnibus Stock Plan (filed herewith).

         4D. Former Aseco Corp. 1993 Non-Employee Director Stock Option Plan (filed herewith).

         4E. Amendment to Severance Agreement between Sebastian J. Sicari and Aseco Corp. (filed herewith).

         4F. Amendment to Separation Agreement between Carl S. Archer and Aseco Corp. (filed herewith)

         5.       Opinion Regarding Legality (filed herewith).

         23A.     Consent of Deloitte & Touche, LLP (filed herewith).

         23B. Consent of Best & Flanagan LLP (included in Exhibit 5 and filed herewith).

         24.      Powers of Attorney (filed herewith).

ITEM 9. UNDERTAKINGS.

         (a) The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota on this 31st day of January, 2000.

                                       MICRO COMPONENT TECHNOLOGY, INC.
                                       (Registrant)


                                       By: /s/ Roger S. Gower
                                          --------------------------------------
                                          Roger E. Gower, President and
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 31st day of January, 2000.

Signature                              Capacity
---------                              --------

                                       Principal Executive Officer and Director
-------------------------------
Roger E. Gower

                                       Principal Financial Officer and Principal
-------------------------------        Accounting Officer
Jeffrey S. Mathiesen

  *                                    Director
-------------------------------
Donald J. Kramer

  *                                    Director
-------------------------------
David M. Sugishita

  *                                    Director
-------------------------------
Donald VanLuvanee

  *                                    Director
-------------------------------
Patrick Verderico

  *                                    Director
-------------------------------
D. James Guzy

*By:
    ---------------------------
    Roger E. Gower
    Pursuant to Power of Attorney

The above person signing as directors are all of the members of the Company's Board of Directors.

         The Plans. Pursuant to the requirements of the Securities Act of 1933, the Compensation Committee, which administers the plans described herein, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, and State of Minnesota, on this 31st day of January, 2000.


                            Incentive Stock Option Plan
                            Former Aseco Corp. 1986 Incentive Stock Option Plan Former Aseco Corp. 1993 Omnibus Stock Plan
                            Former Aseco Corp. 1993 Non-Employee
                             Director Stock Option Plan
                            Consulting Agreements with Former Aseco
                             Corp. Officers


                            By: *
                               -----------------------------------------
                               Donald R. VanLuvanee
                               Compensation Committee Chairman


                            *By: /s/ Roger E. Gower
                                ----------------------------------------
                                Roger E. Gower
                                Pursuant to Power of Attorney

                                  EXHIBIT INDEX


4A. Incentive Stock Option Plan, as amended through September 27, 1999 (filed herewith).

4B.      Former Aseco Corp. 1986 Incentive Stock Option Plan (filed herewith).

4C.      Former Aseco Corp. 1993 Omnibus Stock Plan (filed herewith).

4D. Former Aseco Corp. 1993 Non-Employee Director Stock Option Plan (filed herewith).

4E. Amendment to Severance Agreement between Sebastian J. Sicari and Aseco Corp. (filed herewith).

4F. Amendment to Separation Agreement between Carl S. Archer and Aseco Corp. (filed herewith).

5.       Opinion Regarding Legality (filed herewith).

23A.     Consent of Deloitte & Touche, LLP (filed herewith).

23B. Consent of Best & Flanagan LLP (included in Exhibit 5 and filed herewith).

24.      Powers of Attorney (filed herewith).